EXHIBIT 10.4
ZORO MINING CORP.
(the “Company”)

CODE OF BUSINESS CONDUCT FOR DIRECTORS, OFFICERS AND EMPLOYEES

The Board of Directors of the Company adopted the following Code of Business Conduct (the “Code”) for all directors, officers and employees of the Company.  The “Company” includes Zoro Mining Corp. and all of its subsidiaries.

While there cannot be a specific rule for every situation you may encounter in your workday, we have adopted this Code to provide certain principles for the business conduct of the Company’s directors, officers and employees. In addition to this Code, you are expected to be familiar with and comply with the Company’s other policies and procedures, as well as adhere to the highest ethical standards in all your business dealings.

A violation of the law or this Code is a serious matter.  A director, officer or employee that violates a law, government regulation or this Code will face appropriate disciplinary action, which may include demotion or immediate termination of employment for cause.

The provisions of this Code may be amended or waived only by the Company’s Board of Directors.

1.	Criteria for Ethical Decision Making

Before embarking on any course of action, you need to ask yourself these questions:

•	Is the life, health or safety of anyone, including patients who receive our drugs, or the environment endangered by the action?;

•	Is it legal?;

•	Does it feel fair and honest?;

•	Does it compromise trust or integrity?; and

•	Could I justify it to the public?

You are required to promptly discuss any questions or concerns you may have about this Code or the correctness of any past, present or anticipated conduct with a member of the executive team or a Human Resources Manager.

2.	Ethical Business Practices

Each employee is to be accountable to adhere to and advocate high standards of honest and ethical conduct as outlined in this Code.

3.	Fair Dealings

Deal fairly and honestly with the Company’s collaborators, suppliers, competitors, other employees, and anyone else with whom you have contact in the course of performing your job. You should not take unfair advantage of anyone through manipulation, concealment, misappropriate or abuse of confidential information, falsification, misrepresentation of material facts or any other unfair dealing practice.

The Company requires that all contracts, agreements and other documents correctly set forth the terms of the underlying business arrangement and that any such documents are reviewed and approved through established Company policy and procedures.

4.	Corporate Opportunities and Duty of Loyalty

You have a duty of loyalty to the Company, which includes a duty to advance the Company’s legitimate interests when the opportunity to do so arises. Accordingly, you may not use your position or the Company’s name, property, information or good will for personal gain or for the gain of others. You are further prohibited from taking advantage of a personal opportunity that is discovered through the use of corporate property, information or your position with the Company.

5.	Conflicts of Interest

A conflict of interest arises when your private interests interfere, or appear to interfere, in any way, with the interests of the Company as a whole. You are to take care to ensure that you identify and avoid any situation of actual or apparent conflict of interest.

Some conflicts are clear-cut; others are less obvious. For that reason, you must fully disclose to a member of the executive team all circumstances that could be construed or perceived as a conflict of interest. Full disclosure enables us to resolve unclear situations and create an opportunity to dispose of or ethically handle conflicts of interest before any difficulty can arise. To the extent a conflict of interest cannot be avoided in a reasonable fashion then appropriate procedures must be put in place to minimize the involvement of any conflicted individuals in the relationship or interaction, giving rise to the conflict. Failure to make required disclosures or resolve conflicts of interest satisfactorily can result in discipline up to and including termination of employment.

Any employment agreement with the Company may appropriately prohibit an employee’s employment or engagement in any capacity in any other business without the prior permission of the Company. This provision broadly addresses potential conflicts of interest. Specific examples include, but are not limited to:

•	Acting as an employee, director or officer of or a consultant to a competitor or potential competitor of the Company, regardless of the nature of the employment or consulting relationship;

•	Holding a substantial interest in a business which is a customer, competitor or supplier of the Company or which otherwise does business with the Company;

•
The purchase of merchandise or services for the Company from, or placement of other business with, a company directly or beneficially owned or controlled by an employee, director or officer of the Company, his or her spouse, relative, in-law or co-habitant; and

•
Serving as a proprietor, general partner, officer or director of any business (except charitable organizations or family businesses that in no way compete with the Company or do business with the Company) without first obtaining written consent of the CEO of the Company.

6.	Accepting or Giving Gifts

You must avoid activities or relationships that conflict with the Company’s interests or adversely affect the Company’s reputation. The types of activities and relationships you must avoid include, but are not limited to:

•	Accepting or soliciting a gift, favor or service that is intended to, or might appear to, influence the employee’s decision-making or professional conduct; or

•
Giving or offering to give any gift, gratuity, favor, entertainment, reward, “bribe” or “kickback” or any other thing of value that might influence or appear to influence the judgment or conduct of the recipient in the performance of his or her job. This includes transactions with government personnel, customers and suppliers.

You may give or receive unsolicited gifts or entertainment only in cases where the gifts or entertainment are of no monetary value, are customary to the industry, will not violate any laws and will not influence or appear to influence the recipient’s judgment or conduct at his or her employer’s business.

7.	Fraud, Theft or Dishonesty

You will not commit any acts of fraud, theft, dishonesty, embezzlement, misappropriation or falsification in connection with the performance of your duties for the Company. The Company reports any suspicion of fraud or theft to the applicable law enforcement agency.

8.	Compliance with Laws, Regulations and Rules

You will at all times obey and comply with all federal, provincial, state and local laws, regulations and ordinances of the countries in which we operate, including but not limited to:

•	Health and safety laws concerning the workplace;

•	Civil rights laws concerning harassment and job discrimination;

•	Employment laws concerning payment of minimum wage, overtime requirements, child labor and general working conditions;

•	Immigration related laws concerning the hiring of legally documented workers;

•	Laws concerning racketeering and corrupt practices;

•	Laws concerning the proper maintenance of books, records and internal controls;

•	Laws, regulations, and accepted industry practices concerning drug development and commercialization;

•	Laws prohibiting illegal payments, gifts, bribes or kickbacks to governmental officials, political parties or others;

•	Privacy laws;

•	Environmental laws;

•	Laws prohibiting misappropriation, unauthorized use, reproduction or distribution of any third party’s trade secrets, copyrighted information or confidential proprietary information;

•	Antitrust and other laws prohibiting unfair competition or restraint of trade; and

•	Any other applicable law or regulation ordinance.

You will not commit or condone an unethical or illegal act nor instruct another employee, consultant, contractor, supplier or representative of the Company to do so. You will not authorize or permit any consultant, contractor, distributor or representative of the Company to have authority to enter into, incur, make, change, enlarge or modify any contract, liability or agreement, obligation, representations, guarantee, warranty or commitment on behalf of the Company or its affiliated companies unless expressly approved by duly authorized representatives of the Company in the performance of the services contemplated under their respective agreement.

You are expected to be sufficiently familiar with any laws that apply to our work, to recognize potential breaches and to know when to seek legal advice. If in doubt, you should discuss the matter with a member of the executive team.

9.	Insider Information and Tipping

Securities laws prohibit the buying and selling of any securities, including Company securities, as well as securities of partners, contractors, suppliers and all other corporations, by anyone who possesses material, non-public information relating to the issuer of the securities. Material non-public information is information which, if disclosed, would reasonably be expected to have a significant impact on the market value of such securities or which would be likely to influence an investor’s decision to purchase or sell a security.

From time to time the Company implements stock trading blackout periods during which time directors, officers and employees are restricted from buying or selling shares. Background information on blackouts will be made available to employees on the Company’s Intranet site.

Also prohibited is “tipping” – the disclosure of material, non-public information to anyone other than in the necessary course of business. “Tipping” is a violation of the law and may result in civil or criminal liability of the person who passes material non-public information to another person who buys or sells securities while in possession of the information.

The Company does not condone, nor assist others in conducting activities which contravene the securities laws.

10.	Accounting and Recordkeeping

Many people associated with the Company, not just accountants and controllers, participate in the financial control and reporting processes of the Company. If you have ANY responsibility for any aspect of the Company’s financial activities (including, but not limited to, processing of cash receipts or processing or approval of payments; creation, processing or approval of invoices and credit memos; payroll and benefits decisions; approval of expense reports and any and all other transactions; or the estimation of reserves or other claims or the amount of any accrual of deferral; or the recording of any of the foregoing in the Company’s ledgers) and/or the preparation of the Company’s financial statements or other reports, you must ensure your involvement complies with complete and accurate procedures as per established Company practice.

You shall not subvert the Company’s established systems of internal management and accounting controls, maintain funds or assets for any illegal or improper purposes or make false or misleading statements in any Company documents, reports or records. No undisclosed or unrecorded accounts may be established using the Company’s funds or other assets. All accounting records and the financial reports produced from those records must be kept and presented in accordance with applicable law, must accurately and fairly reflect in reasonable detail the Company’s assets, liabilities, revenue and expenses, and must be in accordance with generally accepted accounting principles.

Transactions must be supported by accurate and reasonably detailed documentation and recorded in the proper account. Best efforts are to be made to record transactions in the proper accounting time period. To the extent that estimates are necessary, they must be based on your good faith judgment and be supported by appropriate documentation. No payment or the related accounting entry may be approved or made with the intention or understanding that any part of the payment will be used for any purpose other than that described by the document supporting the entry or payment.

If you receive inquiries from the Company’s independent accountants, you must respond promptly, fully and accurately.

11.	Use of Company Property

You are entrusted with the care, management and cost-effective use of the Company’s property and you will not to make use of these resources for your own personal benefit or purposes or for the personal benefit of anyone else.

You will ensure that all Company property assigned to you is maintained in good condition and you should be able to account for such equipment. Any dispositions of Company property should be for the benefit of the Company and not for personal benefit.

Access to the Company’s computer systems is restricted where computer systems are defined as any combination of hardware, programs, applications, peripheral devices, personnel and/or associated documentation.

Passwords are to be kept confidential and use of the computer systems is limited to authorized business purposes with the exception of nominal personal use of email and voicemail which does not interfere or conflict with business use.

12.	Proprietary and Confidential Information, Intellectual Property and Inventions

We want our employees to be well informed about our business, our plans for the future and the successes and challenges we have along the way. In return for this openness, the Company places trust in its employees to maintain, absent a court order or other legal requirement, the confidentiality of our proprietary information and those aspects of our business that we have not yet shared with shareholders and the general public.

You are to take all reasonable measures to protect the confidentiality of non-public information about the Company obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation of legal or regulatory process. You must use proprietary information only for the Company’s legitimate business purposes, and not for your personal benefit or the personal benefit of anyone else.

To provide the Company with reasonable protection against disclosure of trade secrets and confidential information, all employees may be required to sign an employment agreement prior to their start with the Company that includes clauses addressing confidential information, invention assignment and a prior invention declaration. These clauses state in part that the Company retains exclusive ownership of all inventions and discoveries arising out of employment and any information pertaining to the business or research activities of the Company.

Proprietary and confidential information is any information about the Company that has not been disclosed to the public and includes, without limitation:

•
The Company’s ideas, discoveries, inventions, formulae, algorithms, techniques, processes, know how, trade secrets, research, laboratory notes, data, analysis, assays, designs, methods, flow charts, drawings, specifications, plans, prototypes, apparatus, devices, specimens, manufacturing and production processes;

•	Regulatory filings and correspondences;

•	Software;

•	Information concerning actual or projected sales, earnings or operating results or business transactions;

•	Customer and supplier lists, relationship with consultants, contracts, business plans and marketing strategies; and

•	Personnel information.

It is each employee’s responsibility to know what is confidential or proprietary and ensure that they use it only in the performance of duties with the Company. If unsure, consider the information to be confidential until you obtain clarification.

13.	Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violation and express concern regarding compliance with this Code, including but not limited to questionable accounting, internal accounting control or auditing matters.

Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code has the responsibility to report such information.

You should first talk to any member of the executive team or a Human Resources Manager.

If you are not comfortable reporting to the above, it is not feasible, or such reporting has resulted in unsatisfactory results, you are to report such suspected violations to an independent member of the Board’s Audit Committee as set out below.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or persecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

14.	Whistle-blower Protection

Any employee, officer, stockholder or third party who has a concern about the Company’s business conduct or any possible violations of law, or of this Code, or about its accounting, internal accounting controls or financial or auditing matters may communicate that concern directly to the Chairman of the Board of the Company or Chairman of the Audit Committee of the Board.

Such communication may be confidential. You may also contact these persons to report any issues, complaints or concerns about potential breaches in ethics, compliance requirements or company policy.

Contact information:
Andrew Brodkey Chairman of the Board c/o 3430 East Sunrise Drive, Suite 160, Tucson, AZ 85718 (Address) Tel: (520) 299-0390 Email: ____________	___________________________ Board member and Chair of the Audit Committee c/o _______________________ (Address) Tel: _______________________ Email: _____________________

All such concerns will be forwarded to one or more appropriate individuals, inside or outside of the Company, for their review. The status of all outstanding concerns addressed to the Chairman of the Board or the Chairman of the Audit Committee will be reported to the Audit Committee periodically. The non-employee directors of the Audit Committee may direct specialized support, including the retention of outside advisors or counsel with payment by the Company, for any concern addressed to them.

No adverse action or retribution of any kind (i.e., discharge, demotion, suspension, threat, harassment or in any other manner discrimination against an employee in the terms and conditions of employment) will be taken by the Company against any employee because he or she reports in good faith a suspected violation of this Code or other irregularity by any person other than the reporting employee.

15.	Waivers and Amendments

While some of the policies contained in this Code must be strictly adhered to and no exception can be allowed, in other cases exception may be possible. Any executive officer or director who seeks an exception to any of these policies should contact the Chairman of the Board of Directors. Any waiver of this Code for executive officers and directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulations.

Any other employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Executive Officer must be obtained. The Chief Executive Office shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

16.	Administration and Distribution

The Company’s Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversees compliance with this Code.

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company. It will also be made available via the Company’s Intranet site.

Strict adherence to this Code is vital. Managers are responsible for ensuring that employees are aware of and understand the provisions of the Code. For clarification or guidance on any point in the Code of Business Conduct, please consult a member of the executive team or a Human Resources Manager.